Exhibit 99.1

Franklin Bank Corp. Completes Acquisition of First National Bank of Athens

For Immediate Release

For more information, Contact Kris Dillon at 713-339-8999

HOUSTON, May 9, 2005 — Franklin Bank Corp. (Nasdaq: FBTX) today announced the closing of its acquisition of First National Bank of Athens (First Athens) for approximately $43.5 million in cash and 831,913 shares of Franklin Bank Corp. common stock. First National Bank of Athens is headquartered in Athens, Texas. As of December 31, 2004, First Athens had approximately $217.7 million in assets, $189.7 million in deposits and $26.9 million in shareholders’ equity.

First Athens operates four banking offices, three in Henderson County and one in Van Zandt County, Texas. First Athens will expand the banking presence of Franklin Bank Corp. in the East Texas market. The Franklin Family of Community Banks now has 18 locations to serve our East Texas markets. The Franklin Family of Community Banks is now one of the largest banks in Henderson County.

Rusty Workman, President and Chief Executive Officer of First National Bank of Athens, stated, “During the past few months, we have developed a solid relationship with Franklin. They focus on putting the customer first just as we have always done. Our same friendly and knowledgeable bankers will still be here to provide the same personalized service that has set us apart from our competitors and that our customers have come to trust.”

Anthony J. Nocella, President and Chief Executive Officer of Franklin Bank Corp., said, “The Franklin Family of Community Banks is committed to providing personalized service to our customers. We strive to know our customers, to call each customer by name, to treat them with courtesy and respect, and to provide the most timely and responsive service in the industry.”

“We are looking forward to working with Rusty and his team,” Nocella continued. “We will maintain the identity of the First National Bank of Athens by slightly modifying its name to First Athens Bank, A Franklin Family Community Bank.” After the acquisition, the customers of

First Athens will have a greater variety of financial services and products. “We are eager to provide Franklin’s wide range of services to the rapidly growing Henderson and Van Zandt counties,” Nocella added.

Franklin Bank Corp., through its subsidiary Franklin Bank S.S.B., is engaged in community banking, commercial lending, and mortgage banking. In addition to its corporate headquarters in Houston, Franklin now has 27 community banking offices throughout Texas – 18 in the East Texas market and nine in the Central Texas market. We also engage in lending nationwide through six regional commercial lending offices in Houston, Dallas, Orlando, Philadelphia, Detroit, and Phoenix, and 53 retail/wholesale mortgage offices in 20 states throughout the United States, including Texas. For more information, please visit our website at http://www.bankfranklin.com. Franklin Bank is FDIC insured and an equal housing lender.

Forward-Looking Statements

This announcement includes forward-looking statements. These forward-looking statements include comments with respect to our goals, objectives, expectations, and strategies, and the results of our operations and our business. However, by their nature, these forward-looking statements involve numerous assumptions, uncertainties and opportunities, both general and specific. The risk exists that these statements may not be fulfilled. We caution readers not to place undue reliance on these forward-looking statements as a number of factors could cause future company results to differ materially from these statements.

Forward-looking statements regarding the expected benefits of the transaction are subject to the following risks: that expected benefits will not be achieved; that revenues following the acquisition will be lower than expected; that the businesses will not be integrated successfully; that merger costs will be greater than expected; the inability to identify, develop and achieve success for new products and services; increased competition and its effect on the combined company; the general economic conditions, either nationally or in the states in which the combined companies will be doing business, will be less favorable than expected; the general risks associated with the companies’ business; and that legislation or regulatory changes adversely affect the businesses in which the combined companies would be engaged.

Forward-looking statements may also be influenced by factors such as fluctuations in interest rates and stock indices, the effects of competition in the areas in which we operate, and changes in economic, political, regulatory, and technological conditions. Other specific risks include the following: potential inability to successfully implement our growth business strategy; the integration of businesses we may acquire; our limited operating history; the potential unavailability of external financing; our reliance on brokered deposits; the geographic concentration of our business, commercial real estate and consumer loan portfolios, including our significant concentration in California; the potential unavailability of single family loans for bulk purchase; the portion of our single family loan portfolio that is less than one year old; fraud and negligence by loan applicants and others with whom we do business; credit risk associated with our smaller borrowers in our mortgage banker finance operation; the effect of changes in the extensive regulatory scheme to which we are subject; our allowance for credit losses may be insufficient to cover actual losses; interruption in or breach of our information systems; the potential inability to obtain the third party information services on which we rely; and environmental risks associated with foreclosure on real estate properties.

We caution that the foregoing lists are not exhaustive. Investors should carefully consider the aforementioned risks and factors as well as other uncertainties and events.